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                                                               EXHIBIT 4(b)(vii)



                   [SAGE LIFE ASSURANCE OF AMERICA, INC. LOGO]

                         MEMBER OF SAGE INSURANCE GROUP

                        WAIVER OF SURRENDER CHARGE RIDER

GENERAL

This Rider is made part of the Contract to which it is attached. It provides an additional benefit in the event you receive Qualifying Extended Medical Care or suffer from a Qualifying Terminal Illness as defined and limited below. ("You" means any Owner of the Contract or, if no Owner is a natural person, then the Annuitant.)

BENEFIT

Subject to the terms and conditions stated below, we will waive any surrender charge incurred under the Contract in the event you receive Qualifying Extended Medical Care or suffer from a Qualifying Terminal Illness.

QUALIFYING EXTENDED MEDICAL CARE
To qualify for this waiver:

            1. You must first begin receiving Qualifying Extended Medical Care while this Rider is in force and on or after the first Contract Anniversary.

            2. You must receive such care for at least 45 days during any continuous sixty-day period.

            3. The request for a surrender or withdrawal, together with satisfactory proof of such Qualifying Extended Medical Care, must be received at our Customer Service Center.

            4. The request and proof must be received during the term of the care or within ninety days after the last day upon which you received such care.

QUALIFYING TERMINAL ILLNESS

            To qualify for this waiver:

            1. You must be first diagnosed by a Qualifying Medical Professional, on or after the first Contract Anniversary while this Rider is in force, as having a Qualifying Terminal Illness.

            2. The request for the surrender or withdrawal, together with satisfactory proof of such Qualifying Terminal Illness, must be received at our Customer Service Center. We reserve the right to require an examination, at our expense, by a physician of our choice.

DEFINITIONS

"QUALIFYING EXTENDED MEDICAL CARE" means confinement in a Qualifying Hospital or Nursing Care Facility prescribed by a Qualifying Medical Professional.

"QUALIFYING HOSPITAL OR NURSING CARE FACILITY" means a hospital or skilled or intermediate care nursing facility licensed and operated pursuant to the laws of the jurisdiction in which it is located.



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The facility must have medical treatment available on a daily basis; and daily medical records must be kept on each patient. Facilities whose purpose is to provide accommodations, board or personal care services to individuals who do not need medical or nursing care, or are mainly places for rest, do not qualify.

"QUALIFYING MEDICAL PROFESSIONAL" means a legally-qualified practitioner of the healing arts who is acting within the scope of his or her license; is not a resident of any Owner's or Annuitant's household; and is not a member of the immediate family of any Owner or Annuitant.

"IMMEDIATE FAMILY" means parents, grandparents, siblings, children, step-children, grandchildren, or their respective spouses.

"QUALIFYING TERMINAL ILLNESS" means an illness or accident, the result of which is a diminished life expectancy of twelve months or less, as measured from the date of first diagnosis.

CLAIMS

We must receive written proof, satisfactory to us, at our Customer Service Center while this Rider is in force. Such proof must evidence that you received or are receiving Qualifying Extended Medical Care, or suffer from a Qualifying Terminal Illness.

CHARGE FOR THIS RIDER

There is no charge for this Rider.

TERMINATION

This Rider will terminate on the date of the first to occur of the following events:

            1. The Contract is surrendered or the entire Account Value is applied under an income option.

            2. The interest in the Contract is distributed due to the death of any person.

            3.   You request the termination of this Rider.

TERMS

All of the terms used in this Rider have the same meanings as in the Contract unless otherwise clearly indicated in this Rider.

                                    [SIG]

                                    Chariman